Exhibit(d)(1)(i)

2nd Amended and Restated Appendix A

to

Investment Advisory Agreement

between

The Chartwell Funds

and

Chartwell Investment Partners, LLC

This Amendment No. 2 to Appendix A of the Investment Advisory Agreement (the “Amendment”) to the Investment Advisory Agreement is effective as of September 22, 2021 and is made by and between The Chartwell Funds and Chartwell Investment Partners, LLC.

Appendix A is hereby deleted and replaced as follows:

Appendix A

Fund	Annual Advisory Fee As a Percentage of Average Daily Net Assets	Effective Date
Chartwell Income Fund	0.50% of the first $1.75 billion; 0.48% of the next $1.75 billion; and 0.46% of such assets over $3.5 billion	7/14/2017
Chartwell Mid Cap Value Fund	0.75%	7/14/2017
Chartwell Short Duration High Yield Fund	0.40%	8/11/2017
Chartwell Small Cap Value Fund	0.90%	7/14/2017
Chartwell Small Cap Growth Fund	0.85%	6/9/2017
Chartwell Short Duration Bond Fund	0.30%	9/22/2021

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

The Chartwell Funds	Chartwell Investment Partners, LLC

By: /s/ Neil Walker	By: /s/ Michael Magee
Name: Neil Walker	Name: Michael Magee
Title: Treasurer/Secretary	Title: Chief Operating Officer

The parties duly executed this second amendment to Schedule A as of September 22, 2021.